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                                                                    Exhibit 23.1

     Consent of Independent Public Accountants

     Independent Accountants' Consent

     The Board of Directors
     TenFold Corporation:

         We consent to incorporation by reference in the registration statement No. 333-79053 on Form S-8 of TenFold Corporation and in the registration statement No. 333-55910 on Form S-8 of TenFold Corporation, of our report dated March 17, 2003, relating to the consolidated balance sheet of TenFold Corporation and subsidiaries as of December 31, 2002, and the related consolidated statements of operations, stockholders' deficit and comprehensive income (loss), and cash flows for the year then ended, and related schedule, which report appears in the December 31, 2002, annual report on Form 10-K of TenFold Corporation.

         Our report dated March 17, 2003, contains an explanatory paragraph that states that the Company suffered a significant loss from operations during the year ended December 31, 2002, has a substantial deficit in working capital and stockholder's equity at December 31, 2002, had negative cash flow from operations for the year ended December 31, 2002 and is involved in significant legal proceedings that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements and related financial statement schedule do not include any adjustments that might result from the outcome of this uncertainty.

                                               /s/ Tanner+Co.

     Salt Lake City, Utah
     March 31, 2003